Exhibit 99.1

NEWS RELEASE

Contacts:	William A. Owen	Angie Yang/Evan Pondel
	Chief Financial Officer	PondelWilkinson Inc.
	951.699.6991	310.279.5980
	wowen@outdoorchannel.com	ayang@pondel.com/epondel@pondel.com

OUTDOOR CHANNEL HOLDINGS AUGMENTS FINANCE TEAM
WITH APPOINTMENT OF CHIEF ACCOUNTING OFFICER

TEMECULA, Calif. – October 24, 2007 – Outdoor Channel Holdings, Inc. (NASDAQ: OUTD) today announced the appointment of Shad L. Burke as its chief accounting officer.

“We are very excited that Shad has decided to join our finance team,” said William A. Owen, executive vice president and chief financial officer of Outdoor Channel Holdings, Inc. “His experience in the public sector, as well as with leading audit firms, will provide the supplemental support needed for our SEC reporting and accounting functions. Coupled with his entrepreneurial spirit and love of the outdoors, Shad is a consummate fit for our company, and we look forward to working closely with him.”

A certified public accountant, Burke joins Outdoor Channel Holdings from Dot Hill Systems Corp. (NASDAQ: HILL) where he served as vice president of finance and corporate controller from July 2005. At Dot Hill, he was responsible for oversight of the company’s finance and accounting functions worldwide, including SEC reporting. From March through July 2006, Burke served as the company’s interim chief financial officer. During his tenure with Dot Hill, Burke re-aligned the company’s finance and accounting functions to improve internal controls and thus successfully eliminated a number of material weaknesses and deficiencies as part of Sarbanes Oxley compliance. Previously, Burke served as corporate controller at PeopleSupport, Inc. (NASDAQ: PSPT) from April 2004 to July 2005 where he assisted in the strategic planning and completion of the company’s initial public offering and was also responsible for implementing Sarbanes Oxley compliance. Burke began his career in public accounting in 1995 at Arthur Andersen, and served most recently as a manager for the firm’s audit and business advisory services division. In 2002, he joined Deloitte & Touche as senior manager, assurance and business advisory services. Burke earned his bachelor’s degree from the University of California at Santa Barbara.

About Outdoor Channel Holdings, Inc.

Outdoor Channel Holdings, Inc. owns and operates Outdoor Channel, America’s leader in outdoor TV. The national network offers programming that captures the excitement of hunting, fishing, Western lifestyle, off-road motorsports, adventure and other outdoor lifestyles. Outdoor Channel can be viewed on multiple platforms including high definition, video-on-demand, as well as on a dynamic new broadband web site (www.outdoorchannel.tv). For more information about the company or Outdoor Channel, please visit www.outdoorchannel.com.

Nielsen Media Research Universe Estimates for Outdoor Channel

Nielsen Media Research is the leading provider of television audience measurement and advertising information services worldwide. Nielsen estimated that Outdoor Channel had approximately 30.9 million cable and satellite subscribers as of October 2007. Please note that this estimate regarding Outdoor Channel’s subscriber base is made by Nielsen Media Research and is theirs alone and does not represent opinions, forecasts or predictions of Outdoor Channel Holdings, Inc. or its management. Outdoor Channel Holdings, Inc. does not by its reference above or distribution imply its endorsement of or concurrence with such information.

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